Exhibit 99.1
For Immediate Release
May 3, 2007
Press Release

Investools Reports Record First Quarter 2007 Financial Results

NEW YORK - May 3, 2007- Investools Inc. (NASDAQ:SWIM), today announced financial results and selected operating metrics for the three months ended March 31, 2007.

Pro forma Consolidated highlights for the First Quarter:
(includes full quarter results for thinkorswim in both periods)

•	Record Sales Transaction Volume of $80.0 million, up 12 percent
•	Record Revenues of $64.9 million, up 17 percent
•	Non-GAAP Adjusted EBITDA (before certain items) of $14.8 million, up 7 percent
•	Net loss increased to $25.7 million

Consolidated GAAP highlights for the First Quarter:
(includes thinkorswim results for February 16, 2007 to March 31, 2007)

•	Revenue of $54.5 million, up 30 percent
•	Net loss increased to $21.9 million

thinkorswim highlights for the First Quarter:
(includes full quarter results for thinkorswim in both periods)

•	Record Net New Accounts Funded of 7,575, up 373 percent
•	Retail DARTs of 15,200, up 130 percent
•	Active Trader DARTs of 20,700, up 18 percent
•	Record Revenue of $20.4 million, up 56 percent

Investor Education Group highlights for the First Quarter:

•	Total paid graduates of 10,350, up 6 percent
•	Investools marketed graduates of 5,900, up 44 percent
•	Sales Transaction Volume of $59.7 million, up 2 percent
•	Revenue of $44.5 million, up 5 percent

“Investools first quarter results demonstrate the continued success of our merger with thinkorswim which has doubled its account base from 15,300 to 29,950 in the six months following the merger announcement through March 31st and to over 33,275 through April 30th.  We continue to see acceleration in account openings with the level of activity continuing in the second quarter where new funded accounts reached another record of 3,525 in April, up from 3,125 in March. Similarly, Retail DARTS have grown from 7,700 when we announced the merger to 15,200 in the first quarter and 18,500 in April when the overall market experienced slowing trading activity. Client assets have increased from $850 million to $1.4 billion at the end of March and $1.5 billion at the end of April,” said Lee K. Barba, Chairman and CEO of Investools.

“These results exceeded our expectations for account openings and trading activity at thinkorswim by Investools students and their referrals who appreciate the #1 Barron’s rated functionality and service model of thinkorswim’s product offerings.  We believe we are still in the initial stages of leveraging our business model to improve operating margins based on the continuing quality of the accounts which on average exceed $46,000 and trade 138 times per year.”

“As a result, we are evolving our investor education acquisition and lifetime value models to take advantage of thinkorswim’s growth metrics, having generated a record 5,900 Investools branded students in the first quarter which is a seasonally strong quarter, even while partner event schedules slowed.  Continuing investments in technology, infrastructure, marketing, Investor Conferences, student services and expansion initiatives impacted short term net operating margins.  We will continue to make these adjustments over the next several quarters to capture the opportunity to build a major online brokerage business.”

Sales transaction volume, a non-GAAP financial measure, represents sales generated in a particular period in the Investor Education Group before the impact of recognition of deferred revenue from prior periods and the deferral of current period sales. Please refer to the reconciliation of total revenue to sales transaction volume for further discussion of the relevance of this measure.

The Company believes that Adjusted EBITDA (before certain items), a non-GAAP financial measure, is an important measure of financial performance because it increases the comparability of operating performance between periods. This non-GAAP measure adjusts primarily for the impact of deferred revenue from the Investor Education Business and other non cash and other charges. Please refer to the reconciliation of Net Loss to Adjusted EBITDA for further discussion and a calculation of this measure.

thinkorswim Inc. Operating Metrics:

The table below provides full quarter operating metrics for thinkorswim Inc. during the periods indicated.

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2007	2006	2006	2006	2006
thinkorswim Inc.

Net New Funded Accounts	7,575	6,275	2,100	2,075	1,600

Funded Accounts at the end of the Quarter	29,950	22,375	16,100	14,625	12,550
Average Client Equity/Retail Account ($)	$46,100	$48,000	$53,700	$52,700	$53,600

Annualized Trades per Retail account	138	125	128	139	139
Retail Commission per Trade	$10.55	$12.65	$13.26	$13.58	$13.44

Retail DARTs	15,200	9,800	7,700	7,600	6,600

Active Trader DARTs	20,700	11,200	13,700	16,400	17,600

Average DARTs	35,900	21,000	21,400	24,000	24,200

Total Trades (millions)	2.2	1.3	1.4	1.5	1.5
Options trades as % of Total Trades	81%	78%	77%	80%	83%
Total Client Assets ($ millions)	$1,417	$1,103	$892	$791	$688

Investor Education Group Operating Metrics:

The table below provides information on the number of graduates during the periods indicated. Sales Transaction Volume from Partner Marketed Graduates declined slightly as the number of Partner Marketed Graduates declined due to lighter event schedules which was partially offset by an increase in Investools Marketed Graduates. The increase in Investools Marketed Graduates which contributed significantly to the new thinkorswim accounts funded during the period was the principal reason for a significant increase in Selling Expense for the quarter.

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2007	2006	2006	2006	2006

Investools Marketed Paid Graduates	5,900	5,150	4,400	3,700	4,100
Partner Marketed Paid Graduates	4,450	5,150	5,800	11,100	5,700
Total Graduates	10,350	10,300	10,200	14,800	9,800

Active Investor Toolbox Subscribers	90,800	85,400	85,300	83,700	73,400

The following table outlines the workshop upsell rates during the periods indicated. During the third quarter of 2006, the Company introduced a subscription based Trading Rooms product as an alternative upsell at the workshop.

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	June 30,	Mar, 31
	2007	2006	2006	2006	2006

Blended Upsell Rate	41%	45%	35%	27%	33%

P.H.D.	27%	20%	19%	27%	25%
Masters	29%	31%	37%	32%	36%
Associate	29%	29%	36%	41%	39%
Trading Rooms	16%	20%	7%	-	-

Workshop upsell rates are the sales that take place at the workshops of advanced product sales. Upsell rates do not include sales from the Company’s other sales operations.

Explanation and Reconciliation of Non-GAAP Information

The Company believes that Investor Education Group sales transaction volume is an important measure of business volume. Sales transaction volume is a non-GAAP financial measure and represents sales in a particular period before the effect of recognition of deferred revenue from prior periods and the deferral of current period sales. The table below provides a reconciliation of non-GAAP total sales volume to GAAP revenue for the periods indicated. Total revenue includes pro forma full quarter revenue for thinkorswim.

	Pro forma Results Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
($ in millions)	2007	2006	2006	2006	2006

Investor Education Sales transaction volume	$59.7	$64.2	$56.6	$73.4	$58.7
thinkorswim Revenue	20.4	17.5	15.6	14.7	13.0
Total Sales Volume	80.0	81.6	72.2	88.1	71.7

Change in deferred revenue	(15.1)	(20.0)	(16.6)	(30.0)	(16.0)
Revenue	$64.9	$61.6	$55.7	$58.2	$55.7

The Company believes that non-GAAP Adjusted EBITDA as shown in the table below is a valuable representation of operating performance given the impact of accounting for deferred revenue and certain other costs. The Company has also excluded certain costs associated with the merger with thinkorswim and acquisition completed during the quarter from the non-GAAP Adjusted EBITDA performance metric. The table below provides a reconciliation of Net Loss to Adjusted EBITDA for the periods indicated:

	Pro forma Three Months Ended
	March 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
($ in millions)	2007	2006	2006	2006	2006
Net loss	$(25.7)	$(11.1)	$(2.4)	$(12.2)	$(3.6)
Depreciation and amortization	4.7	2.0	1.8	1.7	1.6
Interest expense (income)	0.7	(1.4)	(0.9)	(0.8)	(0.5)
Special charges	0.1	4.8	0.6	2.8	0.4
Other non-cash items	9.8	1.5	0.9	0.3	0.2
Other acquisition related items	10.5	-	-	-	-
Net change in deferred revenue	14.7	19.9	16.7	29.9	15.8
Adjusted EBITDA	$14.8	$15.8	$16.6	$21.7	$13.9

About Investools Inc.

Investools Inc. offers market-leading investor education and brokerage and related financial products and services for self-directed investors. Investools Education Group offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats, including instructor-led synchronous and asynchronous online courses, in-person workshops, one-on-one and one-to-many online coaching programs and telephone, live-chat and email support. thinkorswim Inc. is a leading online brokerage and technology provider focused on providing services to self-directed options traders and institutional users. thinkorswim offers customers a broad range of products including equities, exchange traded options, futures, mutual funds, and bonds. thinkorswim provides unique front end trading platforms that allow its customers to trade electronically and provides sophisticated trading tools and analytics, including tools for implementing complex, multi-leg options strategies. The products and services offered by Investools Inc. have received numerous accolades from third parties including thinkorswim’s ranking by Barron’s as its top rated software-based online broker and best for options traders (2006 & 2007), and Prophet’s top Barron’s ranking for best technical analysis tools (2006).

Investor Contacts:

Ida Kane, SVP and CFO
801.816.6918
ida.kane@investools.com

Paul Helbling, SVP and CAO
281.588.9102
paul.helbling@investools.com